SCHEDULE 14A
                                (RULE 14A-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
            SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the registrant [ ]

Filed by a party other than the registrant [x]

Check the appropriate box:
[ ] Preliminary proxy statement
[x] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            THE VALSPAR CORPORATION
               (Name of Registrant as Specified in Its Charter)
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
[x] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to exchange Act Rule 0-11:1

(4) Proposed maximum aggregate value of transaction:
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, schedule or registration statement no.:

(3) Filing party:

(4) Date filed:

1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                            THE VALSPAR CORPORATION
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              FEBRUARY 22, 1995

The annual meeting of stockholders of The Valspar Corporation will be held at the offices of the Corporation at 1101 Third Street South, Minneapolis, Minnesota, on Wednesday, February 22, 1995 at 11:00 A.M., for the following purposes:

1.   To elect four directors (Class III) for a term of three years;

2.   To  ratify  the   appointment  of  independent   auditors  to  examine  the
     Corporation's accounts for the fiscal year ending October 27, 1995; and

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record at the close of business on December 30, 1994 are entitled to notice of and to vote at the meeting.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting. A copy of the Annual Report for the year ended October 28, 1994 also accompanies this Notice.

By Order of the Board of Directors,

ROLF ENGH,
Secretary

Approximate Date of Mailing of Proxy Material:
January 20, 1995

       PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

                            THE VALSPAR CORPORATION

                            1101 THIRD STREET SOUTH
                                P.O. BOX 1461
                         MINNEAPOLIS, MINNESOTA 55440

                               PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                              FEBRUARY 22, 1995

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form. Shares will be voted in the manner directed by the stockholders. A stockholder giving a proxy may revoke it at any time before it is exercised by giving written notice of revocation to the Office of the Secretary of the Corporation.

Proxies are being solicited by mail, and, in addition, directors, officers and employees of the Corporation may solicit proxies personally, by telephone, telegram, or letter at no additional compensation to them. The Corporation will pay the expense of soliciting proxies, and will reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of Common Stock.

If a shareholder abstains from voting on any matter, the Corporation intends to count the abstention as present for purposes of determining whether a quorum is present at the Annual Meeting of Stockholders for the transaction of business. Additionally, the Corporation intends to count broker "non-votes" as present for purposes of determining the presence or absence of a quorum for the transaction of business. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions and non-votes will not be counted as votes cast for or against items submitted for a vote of stockholders. Therefore, abstentions and broker non-votes have the same effect as votes against the proposals.


                             PROPOSAL NUMBER ONE
                            ELECTION OF DIRECTORS


As fixed by the Board of Directors in accordance with the Corporation's By-Laws, the Board of Directors consists of eleven members, divided into three classes of as nearly equal size as possible, each serving a term of three years. William W. George, Kendrick B. Melrose, Gregory R. Palen and Lawrence Perlman are the directors in Class III, with terms expiring at the annual meeting in 1995. The Board of Directors has nominated Messrs. George, Melrose, Palen and Perlman for re-election as Class III directors. Unless otherwise directed by the stockholders, it is intended that shares represented by proxy will be voted in favor of the election of the four nominees listed in Class III below, to hold office until the annual meeting in 1998 and until their successors are elected and qualify. If any of the nominees is unable or unwilling to stand for election, it is intended that shares represented by proxy will be voted for a substitute nominee recommended by the Board of Directors, unless the stockholder otherwise directs. The Board is not aware that any of the nominees is unable or unwilling to stand for election.


       NAMES, PRINCIPAL OCCUPATIONS FOR THE PAST FIVE YEARS AND SELECTED
               OTHER INFORMATION CONCERNING NOMINEES AND DIRECTORS

                CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL 1996
THOMAS R. MCBURNEY        President, McBurney Management Advisors, a management
  Director since 1987     consulting firm for small businesses
  Age - 56
Mr. McBurney has held his present position as President since 1990. Prior to 1990, Mr. McBurney served as Executive Vice President of The Pillsbury Company and also served one year as Chairman of International Foods and two years as Chairman of U.S. Foods Group, divisions of The Pillsbury Company. Mr. McBurney is also a director of Security American Financial Enterprises, Wenger Corporation, Space Center Enterprises, Inc. and Greenspring Companies.

RICHARD M. ROMPALA        President of the Corporation
  Director since 1994
  Age - 48
Mr. Rompala has held his present position as President since 1994. Prior to 1994, Mr. Rompala served as Group Vice President - Coatings and Resins for two years and Group Vice President - Chemicals for five years at PPG Industries, Inc.

MICHAEL P. SULLIVAN       President and Chief Executive Officer,
  Director since 1990     International Dairy Queen, Inc.
  Age - 60
Mr. Sullivan has held his present position as President and Chief Executive Officer since 1987. Mr. Sullivan is also a director of International Dairy Queen, Inc., Allianz Life Insurance Company of North America and Opus U.S. Corporation.

C. ANGUS WURTELE          Chairman of the Board and Chief Executive
  Director since 1970     Officer of the Corporation
  Age - 60
Mr. Wurtele has held his present position since 1973. Mr. Wurtele is also a director of Donaldson Company, Inc., General Mills, Inc., Bemis Company, Inc. and IDS Mutual Fund Group.

               CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL 1997
SUSAN S. BOREN            Senior Vice President-Customer Development/Direct
  Director since 1991     Response, Department Store Division of Dayton Hudson
  Age - 47                Corporation
Ms. Boren has held her present position as Senior Vice President since 1994 and served as Group Vice President - Stores for Dayton's since 1991. Prior to 1991, Ms. Boren served as Senior Vice President - Human Resources since 1989 for Dayton Hudson Department Stores.

RICHARD N. CARDOZO        Carlson Chair in Entrepreneurial Studies
  Director since 1976     and Professor of Marketing, Curtis L. Carlson
  Age - 58                School of Management, University of Minnesota
Mr. Cardozo has held his present position as Carlson Chair since 1987 and professor since 1971.

ROBERT E. PAJOR           Vice Chairman of the Corporation
  Director since 1978
  Age - 58
Mr. Pajor has held his present position since 1994 and served as President and Chief Operating Officer of the Corporation since 1981.

                  CLASS III NOMINEES FOR TERM EXPIRING IN 1998
WILLIAM W. GEORGE         President and Chief Executive Officer,
  Director since 1984     Medtronic, Inc.
  Age - 52
Mr. George has held his present position as President and Chief Executive Officer since 1991 and served as President and Chief Operating Officer since 1989. Mr. George is also a director of Medtronic, Inc., The Toro Company and Dayton Hudson Corporation.

KENDRICK B. MELROSE       Chairman and Chief Executive Officer,
  Director since 1984     The Toro Company
  Age - 54
Mr. Melrose has held his present position as Chief Executive Officer since 1983 and Chairman since 1987. Mr. Melrose is also a director of Bio-Metric Systems, Inc., Donaldson Company, Inc. and The Toro Company.

GREGORY R. PALEN          Chairman and Chief Executive Officer,
  Director since 1992     Spectro Alloys Corporation; Chief
  Age - 39                Executive Officer, Palen/Kimball Company
Mr. Palen has held his present position as Chairman and Chief Executive Officer with Spectro Alloys Corporation, an aluminum recycler and manufacturing company, since 1988. He has been Chief Executive Officer of Palen/Kimball Company, a mechanical service company, since May 1993 and previously had been President since 1983. Mr. Palen is also a director of Palen/Kimball Company, North Central Life Insurance Company, Summit Leasing, Spectro Alloys Corporation, Polaris Industries Inc. and Information Management, Inc.

LAWRENCE PERLMAN          Chairman, President and Chief Executive Officer,
  Director since 1992     Ceridian Corporation
  Age - 56
Mr. Perlman was elected Chairman of the Board in November 1992 and has held the position of President and Chief Executive Officer since 1990. He was President and Chief Operating Officer during 1989. Mr. Perlman is also a director of Seagate Technology, Inc., Computer Network Technology, Inter-Regional Financial Group and a Regent of the University of Minnesota.


BOARD COMMITTEES
The standing committees of the Board of Directors for 1994 were as follows:

NAME OF COMMITTEE          MEMBERSHIP

Audit Committee            Susan S. Boren, Richard N. Cardozo - Chair,
                           William W. George, Thomas R. McBurney, Kendrick
                           B. Melrose, Gregory R. Palen, Lawrence Perlman and Michael P. Sullivan

Executive Committee        Thomas R. McBurney, Robert E. Pajor, Richard M.
                           Rompala and C. Angus Wurtele -- Chair

Compensation and           Susan S. Boren, William W. George - Chair,
Nominating Committee       Thomas R. McBurney, Kendrick B. Melrose,
                           Lawrence Perlman and Michael P. Sullivan

The Board of Directors met six times during fiscal 1994.

The Audit Committee held two meetings during the fiscal year at which it reviewed the extent and scope of the audit and non-audit services provided by the Corporation's independent accountants, reviewed internal accounting procedures and controls with the Corporation's financial and accounting staff, and reviewed the comments made by the independent accountants in their letter of recommendation to management.

The Executive Committee took corporate action four times during the fiscal year when the Board was not in session.

The Compensation and Nominating Committee held three meetings during the fiscal year at which it reviewed and approved the compensation plans and arrangements or granted options for officers, key employees and directors.

The Compensation and Nominating Committee will consider nominees for Board membership submitted by stockholders. Any such recommendation should be submitted in writing to the Corporation in care of Corporate Secretary, at 1101 Third Street South, Minneapolis, Minnesota 55415, along with the written consent of such nominee to serve as a director if so elected. Candidates for director should be persons with broad training and experience in their chosen fields and who have earned distinction in their activities.

During fiscal 1994, each director attended 75% or more of the meetings of the Board and of the committees on which the director served, with the exception of Mr. Perlman, who attended 6 of 9 such meetings.

DIRECTOR COMPENSATION
Directors who are not officers of the Corporation receive an annual fee of $14,000, an attendance fee of $1,000 for each meeting of the Board of Directors and $1,000 for each meeting of a committee of the Board of Directors not held the same day as a Board of Directors meeting. Prior to January 1, 1995, directors who were not officers of the Corporate received an annual fee of $12,000. At a director's option, the annual fee may be paid by the Corporation purchasing shares of its Common Stock in the open market on behalf of the director. Any costs of such purchases are paid by the Corporation. In addition, immediately after each annual meeting of stockholders, commencing with the 1993 annual meeting, each non-employee director receives a grant of restricted stock under the Corporation's Restricted Stock Plan for Non-Employee Directors (the "Directors Plan"). The number of shares granted is determined by dividing one-half of the amount of the director's fees earned by the non-employee director for his or her services during the most recently ended fiscal year by the average closing price of the Corporation's Common Stock for the ten business days immediately prior to the date of the annual meeting. Grants of restricted stock for Board service in fiscal 1992 and 1993 provide that the shares of restricted stock are subject to forfeiture if the director's service is terminated within three years from the date of grant for any reason other than death, disability, retirement or a change of control of the Corporation. All grants for service in fiscal 1994 and subsequent years provide that the shares of restricted stock are not subject to forfeiture. The non-employee director cannot sell, assign, pledge or otherwise transfer any of the shares of restricted stock granted under the Directors Plan until he or she ceases to be a member of the Board of Directors.

                             CERTAIN TRANSACTIONS

The Leveraged Equity Purchase Plan (the "LEPP"), which was approved by the stockholders in February 1991, provides key employees (including executive officers) with loans from the Corporation, up to an aggregate amount of $6,000,000, to permit them to acquire Common Stock of the Corporation in the open market. The LEPP is administered by the Compensation and Nominating Committee, with the Committee selecting the individuals to be granted loans and determining the size of such loans. A participant may borrow from the Corporation 90% of the cost of the shares being purchased, such loan being evidenced by a nonrecourse promissory note bearing interest at a reasonable market rate and having a term up to five years. All loans reflected in the table below were granted in fiscal 1991 and 1994. Loans granted in fiscal 1991 under the Plan bear an interest rate of 8% and loans granted in fiscal 1994 bear an interest rate of 6.5%. The following lists each executive officer whose loan from the Corporation exceeded $60,000 at any time during fiscal 1994, and indicates (i) the largest loan amount outstanding for such officer at any time since October 30, 1993, and (ii) the loan amount outstanding for such officer as of December 30, 1994:

                             Largest Amount
        Name of               Outstanding           Amount Outstanding
  Executive Officer      since October 30, 1993   as of December 30, 1994
Larry B. Brandenburger          $231,222                 $231,222
Stephen M. Briggs                219,203                  219,203
Rolf Engh                        188,114                  188,114
Steven L. Erdahl                 218,595                  218,595
Robert E. Pajor                  380,241                  325,196
Paul C. Reyelts                  168,981                  157,386
Richard M. Rompala               971,141                  971,141
C. Angus Wurtele                 492,875                  420,721

EXECUTIVE COMPENSATION
Summary of Cash and Certain Other Compensation

The following table shows, for the fiscal years ended October 28, 1994, October 29, 1993 and October 30, 1992, the cash compensation paid by the Corporation, as well as certain other compensation paid or accrued for those years, to C. Angus Wurtele, the Corporation's Chairman of the Board and Chief Executive Officer, and each of the four other most highly compensated executive officers of the Corporation (together with Mr. Wurtele, the "Named Executives"):

                          SUMMARY COMPENSATION TABLE

                                                ANNUAL                              LONG TERM
                                              COMPENSATION                     COMPENSATION AWARDS
                                                                     RESTRICTED STOCK        OPTIONS            ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR      SALARY       BONUS(1)       AWARDS(2)(3)     (NO. OF SHARES)(4)   COMPENSATION(5)
C. Angus Wurtele                 1994     $499,712    $   74,957         $439,648             10,370             $85,630
 Chairman of the Board and       1993      476,838        47,684          308,991                -0-              70,214
 Chief Executive Officer         1992      456,989       230,780              -0-                -0-

Robert E. Pajor                  1994      409,700        61,455          360,455              8,366              68,408
 Vice Chairman                   1993      384,709        38,471          249,291              1,052              54,652
                                 1992      357,357       180,466              -0-              1,701

Richard M. Rompala               1994(6)   223,082     250,000(7)         293,266             58,185                 -0-
 President                       1993           --            --               --                 --                  --
                                 1992           --            --               --                 --

Rolf Engh                        1994      200,000        30,000          175,960                -0-              14,999
 Vice President,                 1993(8)   109,231           -0-              -0-             31,500                 -0-
 International and Secretary     1992           --            --               --                 --

Paul C. Reyelts                  1994      202,885        30,433          158,656              4,240              36,171
 Vice President, Finance         1993      192,885        19,288          126,339                561              26,723
                                 1992      181,173        91,492              -0-                819

(1) Includes, for these fiscal years, (i) cash bonuses under the Incentive Bonus Plan and (ii) deferred bonuses awarded pursuant to the Deferred Bonus Plan for Management, subject to forfeiture if the individual voluntarily terminates employment or is discharged for cause within three years. Does not include bonuses under the Incentive Bonus Plan for 1993 and 1994 received in restricted stock pursuant to elections under the Key Employee Annual Bonus Plan. See note (2) below and "Compensation Committee Report on Executive Compensation."

(2) Pursuant to the Key Employee Annual Bonus Plan, each of these individuals elected to receive his bonus under the Incentive Bonus Plan for fiscal 1994 and, if any, for fiscal 1993 in restricted stock, subject to forfeiture if the individual's employment terminates within three years for any reason other than death, disability, retirement or a change of control. See "Compensation Committee Report on Executive Compensation." The restricted stock received has a market value equal to twice the amount of the cash bonus that would have been paid absent the election.

(3) As of October 28, 1994, such individuals held the following numbers of shares of restricted stock with the following market values, based on the closing sale price of the Company's common stock on such date: Mr. Wurtele, 8,226 shares, $300,249; Mr. Pajor, 6,637 shares, $242,250; Mr. Rompala, 0 shares, $0; Mr. Engh, 0 shares, $0; Mr. Reyelts, 3,363 shares, $122,749. Dividends are paid on shares of restricted stock from the date of grant.

(4) Options indicated for fiscal 1994 were granted pursuant to the Key Employee Annual Bonus Plan based on twice the level of each individual's cash bonus for fiscal 1993, except that Mr. Rompala's option was granted in connection with his initial employment with the Corporation. Options indicated for fiscal 1994 exclude options granted in January 1995 pursuant to the Key Employee Annual Bonus Plan based on twice the level of cash bonus for fiscal 1994. See "Compensation Committee Report on Executive Compensation."

(5) Represents contributions or allocations by the Corporation to defined contribution or savings plans (tax-qualified and supplemental) on behalf of the Named Executive. The rules of the Securities and Exchange Commission require the presentation of this information for fiscal 1994 and 1993 only.

(6) Mr. Rompala joined the Company in March, 1994.

(7) Includes a bonus of $200,000 received upon joining the Company.

(8) Mr. Engh joined the Company in April, 1993.

STOCK OPTIONS
The following table contains information concerning grants of stock options under the Corporation's 1991 Stock Option Plan to the Named Executives during fiscal 1994:

                      OPTION GRANTS IN LAST FISCAL YEAR

                                                                   INDIVIDUAL GRANTS
                                                                                              POTENTIAL
                                                                                           REALIZABLE VALUE
                                            % OF TOTAL                                    AT ASSUMED ANNUAL
                                             OPTIONS        EXERCISE                     RATE OF STOCK PRICE
                                            GRANTED TO       PRICE                         APPRECIATION FOR
                                            EMPLOYEES         PER        EXPIRATION               OPTION TERM(3)
NAME                  OPTIONS GRANTED(1)  IN FISCAL YEAR      SHARE(2)      DATE           5%           10%
C. Angus Wurtele           10,370               6.2         $29.625        1/6/04      $  193,203   $  489,620
Robert E. Pajor             8,366               5.0          29.625        1/6/04         155,867      395,001
Richard M. Rompala         58,185              35.1          34.375        5/4/04       1,257,669    3,187,665
Rolf Engh                       0              --            --              N/A            N/A          N/A
Paul C. Reyelts             4,240               2.6          29.625        1/6/04          78,995      200,192


(1) All options granted become exercisable starting one year from date of grant in 20% increments. Options include the right to pay the exercise price in cash or in previously acquired Common Stock.

(2) Exercise price is the fair market value of the Corporation's Common Stock, defined as the closing price on the day preceding the date that the option is granted.

(3) These assumed values result from certain prescribed rates of stock price appreciation. The actual value of these option grants is dependent on future performance of the Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved.

OPTION EXERCISES AND HOLDINGS
The following table sets forth information with respect to the Named Executives concerning the exercise of options during fiscal 1994 and unexercised options held as of October 28, 1994:

        AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                       SHARES                         NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                      ACQUIRED                             OPTIONS AT                  IN-THE-MONEY OPTIONS
                         ON           VALUE             OCTOBER 28, 1994              AT OCTOBER 28, 1994(2)
NAME                   EXERCISE      REALIZED(1)   EXERCISABLE    UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
C. Angus Wurtele           0            N/A               0          10,370              N/A        $ 71,942
Robert E. Pajor        1,700         $43,456         22,132          12,146         $452,728         139,134
Richard M. Rompala         0            N/A               0          58,185              N/A         127,280
Rolf Engh                  0            N/A           6,300          25,200           79,167         316,668
Paul C. Reyelts            0            N/A           5,412           5,248          103,529          51,040


(1) The value realized on the exercise of options is based on the difference between the exercise price and the fair market value of the Corporation's Common Stock on the date of exercise.

(2) The value of unexercised in-the-money options is based on the difference between the exercise price of the options and the fair market value of the Corporation's Common Stock on October 28, 1994.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee of the Board of Directors (the "Committee") is comprised entirely of independent non-employee directors. The Committee is responsible for setting and administering the policies which govern both annual compensation and stock ownership programs. The Company's incentive plans are designed to condition a significant amount of an executive's compensation on the performance of the executive and of the Company as a whole. The compensation plans are also designed to encourage employee stock ownership. The Compensation Committee believes such ownership effectively motivates executives to increase shareholder value and aligns the interests of employees with those of the shareholders. In its administration of the various compensation plans, the Committee focuses on these goals of tying compensation to performance and encouraging executive stock ownership.

COMPENSATION OF EXECUTIVE OFFICERS

Salary. In setting each executive officer's base salary, the Committee considers quantitative measures related to the Corporation's financial performance as well as a number of qualitative measures related to the executive's duties and responsibilities. The Committee also compares the salary of its executive officers with salaries of executive officers of other companies of similar size and profitability, including, but not limited to, the companies in the peer group used in connection with the stock performance graph on page 11. Increases in base salary are determined on a calendar year basis in December of each year. The base salary of the Named Executives increased by an average of 5.3% from 1993 to 1994. The increases for 1994 reflected general corporate performance, based on sales, expenses, profits, unit growth and return on equity for fiscal 1993.

Bonus Programs. Since prior to fiscal 1988, the Corporation has had a policy of granting incentive bonuses to its key employees (including executive officers), referred to as the "Incentive Bonus Plan." In the first quarter of each fiscal year, specific performance targets are identified for each participant in the Incentive Bonus Plan, including both general corporate measures of performance (such as net income, gallon sales growth, return on equity and total expenses) and specific measures of performance within the participant's area of responsibility. After the end of such fiscal year, if the participant remains employed by the Corporation, a bonus of up to a specified percentage of the participant's salary (45% for executive officers) will be paid, depending on the level of achievement of such participant's performance targets. For executive officers, general corporate performance measures and specific measures within the executive's area of responsibility are included. Among these corporate performance measures, net income is generally weighted most heavily. The bonus earned by the Named Executives under the Incentive Bonus Plan for fiscal 1994 ranged from 39% to 44% of salary, reflecting the Corporation's strong financial results. Each of the Named Executives elected to receive the bonus in restricted stock pursuant to the Key Employee Annual Bonus Plan described in the following paragraph, with the restricted stock vesting in three years and with the market value of the shares of restricted stock equal to twice the amount of the cash bonus on the date of grant. The Named Executives also will receive stock options in January 1995 pursuant to the Key Employee Annual Bonus Plan, with the aggregated market value of the shares covered by the option on the date of grant equal to twice the amount of the cash bonus.

Pursuant to the Key Employee Annual Bonus Plan, adopted for fiscal 1993 and subsequent years, the Committee may select those key employees (including executive officers) who are eligible to participate in the plan. Prior to the beginning of each fiscal year, an employee selected for that fiscal year to participate in the plan can elect to convert all or any portion of his or her cash bonus under the Incentive Bonus Plan into a grant of restricted stock, with the number of shares granted having a market value equal to twice the amount of the cash bonus. The participant must be employed on the last day of the fiscal year to receive the restricted stock grant for that fiscal year, and the restricted stock is granted in January of the following year. The restricted stock is forfeitable for three years from the date of grant if the participant's employment with the Corporation terminates for any reason other than death, disability, retirement or a change of control. In addition, each employee selected for the fiscal year to participate in this plan who earns a cash bonus under the Incentive Bonus Plan also receives a non-qualified stock option, with the number of shares subject to the option determined by dividing twice the participant's total cash bonus by the market value of the Common Stock. Twenty-seven members of the Valspar Leadership Group (the top 100 managers of the Corporation), including all executive officers, were selected to participate for fiscal year 1994 in the plan. The remaining members of the Valspar Leadership Group were selected to participate in the Annual Option Bonus Plan, in which a participant receives stock options, with the number of options equal to the cash bonus under the Incentive Bonus Plan divided by the market value of the Common Stock.

In addition, the Management Committee, consisting of all executive officers for fiscal 1994, participate in the Deferred Bonus Plan, which provides for the award of deferred cash incentive bonuses. On January 1 of each year, the Corporation calculates the amount of the deferred bonus for each executive officer with respect to the Corporation's preceding fiscal year. The amount of such deferred bonus equals a percentage, ranging from 0% to 15% of the employee's salary earned in the previous fiscal year, depending on the Corporation's three-year trailing averages for earnings per share growth, return on average equity and gallon sales growth computed as set forth in the Deferred Bonus Plan. These three factors are weighted equally under the plan. The deferred bonus earned for each of the Named Executives was 15% of salary, reflecting the Corporation's strong three-year trailing average for these factors. The deferred bonus becomes payable on the third anniversary of the calculation date (the "Maturity Date"), and is subject to forfeiture if the participant voluntarily terminates employment or is discharged for cause prior to such date. Additionally, the deferred bonus will at the maturity date be applied toward payment of any outstanding loans under the Corporation's Leveraged Equity Purchase Plan.

Option Programs. In 1991, the Corporation's stockholders approved the adoption of the Corporation's 1991 Stock Option Plan and the reservation of 1,000,000 shares of common stock for issuance upon exercise of options granted thereunder. Options granted under the 1991 Plan are granted at exercise prices equal to the fair market value of the Corporation's Common Stock at the closing price on the day preceding the date of grant. The options granted to the Named Executives, except Richard Rompala, in 1994 were calculated under the Key Employee Annual Bonus Plan as described under "Bonus Programs" above, with the aggregated market value of the shares of each option equal to twice the amount of the executive's cash bonus. The Committee agreed to grant Mr. Rompala's stock options at the time he commenced employment with the Corporation.

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive and four other most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation, and regulations have been proposed under Section 162(m). Based on these proposed regulations, the Committee believes that certain components of the Corporation's executive compensation constitute performance-based compensation and are not subject to the limitation, at least until 1997 when applicable transition rules cease to be effective. Based on this preliminary conclusion, the Committee believes the compensation of each of the executive officers will be less than $1 million for the foreseeable future. Further, the Committee believes the new law and proposed regulations require further clarification and, accordingly, has not yet taken any specific action or adopted any policy with respect to the deductibility of compensation under Section 162(m). The Committee intends to consider ways to maximize the deductibility of future executive compensation. In the event that total compensation in future years would exceed the $1 million cap by a significant amount, the Committee will consider the continued deductibility of future compensation arrangements, but deductibility will not be the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Corporation may enter into compensation arrangements in the future under which compensation in excess of $1 million is not deductible under Section 162(m).


COMPENSATION OF THE CHIEF EXECUTIVE OFFICER
In setting Mr. Wurtele's base salary, the Committee considers quantitative measures related to the Corporation's financial performance as well as a number of qualitative measures related to Mr. Wurtele's duties and responsibilities. The Committee also compares Mr. Wurtele's salary with salaries of chief executive officers of other companies of similar size and profitability, including, but not limited to, the companies in the peer group used in connection with the stock performance graph on page 11. Mr. Wurtele's base salary increased approximately 5% from fiscal 1993 to fiscal 1994. This increase reflected general corporate performance, based on sales, expenses, profits, unit growth and return on equity. The Corporation also has a policy of granting incentive bonuses to Mr. Wurtele under the Incentive Bonus Plan. Mr. Wurtele's performance targets include net income, gallon sales growth, return on equity and total expenses. A bonus of up to 45% of Mr. Wurtele's salary is paid, depending upon the level of achievement of these performance targets. Net income of the Corporation is weighted most heavily in connection with Mr. Wurtele's compensation. Mr. Wurtele's bonus earned under the Incentive Bonus Plan for fiscal 1994 was $219,824 if received in cash, or 44% of his salary, reflecting the Corporation's strong financial results. As described above under "Compensation of Executive Officers -- Bonus Programs," Mr. Wurtele elected to receive the bonus in restricted stock and will also receive stock options in January 1995 pursuant to the Key Employee Annual Bonus Plan. Mr. Wurtele also participates in the Deferred Bonus Plan which is described above. For fiscal 1994, Mr. Wurtele's deferred bonus was $74,957, or 15% of salary, reflecting the Corporation's strong three-year trailing average for earnings per share growth, return on average equity and gallon sales growth.


                   SUBMITTED BY THE COMPENSATION COMMITTEE
                     OF THE COMPANY'S BOARD OF DIRECTORS:


                   Susan S. Boren      Kendrick B. Melrose
                   William W. George   Lawrence Perlman
                   Thomas R. McBurney  Michael P. Sullivan

STOCK PERFORMANCE GRAPH
The graph below compares the Corporation's cumulative total shareholder return for the last five fiscal years with the cumulative total return of (1) the Standard & Poor's 500 Stock Index and (2) a Peer Group of companies selected by the Corporation on a line-of-business basis. The graph assumes the investment of $100 in the Corporation's Common Stock, the S&P 500 Index and the Peer Group at the end of fiscal 1989 and the reinvestment of all dividends.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
        AMONG VALSPAR CORPORATION, THE S&P 500 INDEX AND A PEER GROUP*

                                    CUMULATIVE TOTAL RETURN
                         1989    1990     1991    1992    1993    1994
          Valspar        $100    $101     $151    $214    $270    $313
          Peer Group     $100    $ 92     $130    $161    $180    $203
          S&P 500        $100    $ 89     $115    $123    $137    $139

Assumes $100 invested on October 31, 1989 in the Common Stock of The Valspar Corporation, the S&P 500 Index and a line-of-business Peer Group, including reinvestment of dividends.

*PPG Industries, Inc., Rohm and Haas Company, Ferro Corporation, NL Industries, Inc., H.B. Fuller Company, The Sherwin-Williams Company, RPM, Inc., Grow Group, Inc., Standard Brands Paint Company, Pratt & Lambert, Inc., Lilly Industries, Inc., Lawter International, Inc., Guardsman Products, Inc., Detrex Corporation.
                             PROPOSAL NUMBER TWO
                           APPOINTMENT OF AUDITORS

Unless otherwise directed by the stockholders, shares represented by proxy at the meeting will be voted in favor of ratification of the appointment of the firm of Ernst & Young LLP to examine the accounts of the Corporation for the year ending October 27, 1995. Management believes that neither Ernst & Young LLP nor any of its partners presently has or has held within the past three years any direct or indirect interest in the Corporation. A representative of Ernst & Young LLP is expected to be present at the 1995 annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

At least once each year, the non-officer directors, acting as the Audit Committee, review the services that may be provided by Ernst & Young LLP during the year, consider the effect that performing such services might have on audit independence, and approve guidelines under which management may engage Ernst & Young LLP to perform non-audit services.

                     OUTSTANDING SHARES AND VOTING RIGHTS

Stockholders of record on December 30, 1994 will be entitled to receive notice of and vote at the meeting. As of the record date, there were outstanding and entitled to be voted at the meeting 21,544,479 shares of Common Stock, each share being entitled to one vote.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following information concerning ownership of Common Stock of the Corporation is furnished as of the record date with respect to all persons known by the Corporation to be the owner, of record or beneficially, of more than five percent of the outstanding Common Stock of the Corporation. Unless otherwise indicated, the stockholders listed in the table below have sole voting and investment powers with respect to the shares indicated.

 NAME AND ADDRESS                     SHARES          PERCENT
OF BENEFICIAL OWNER             BENEFICIALLY OWNED     OF CLASS

C. Angus Wurtele                   2,674,626(1)         12.4%
1101 Third Street South
Minneapolis, MN 55415

Norwest Bank Minnesota, N.A.       3,986,383(2)         18.5%
6th and Marquette
Minneapolis, MN 55479

Nicholas Company, Inc.             1,114,200(3)          5.2%
700 North Water Street
Milwaukee, WI 54202

(1) Includes 93,246 shares held as of October 31, 1994 through the Valspar Stock Ownership Trust, 7,896 shares held as of October 31, 1994 through the Valspar Profit Sharing Plan, 2,074 shares which may be acquired within 60 days by exercise of an outstanding option, 10,000 shares owned by Mr. Wurtele's wife and 691,040 shares held for his benefit as co-trustee with Norwest Bank Minnesota, N.A. Includes 4,850 shares held in trust for a child for which his wife is co-trustee and 36,000 shares held in trust for a child for which Norwest Bank Minnesota, N.A. is co-trustee. Does not include 400,900 shares held in trust for benefit of adult children for which Norwest Bank Minnesota, N.A. is co-trustee. Mr. Wurtele disclaims any beneficial ownership of such excluded shares.

(2) Norwest Bank Minnesota, N.A., as trustee, reports shared investment and voting power over 3,809,300 shares of Common Stock, including the shares disclosed in Note (1) above.

(3) Nicholas Company, Inc., as an investment advisor, reports no voting power over such shares and sole investment power over all such shares.

SHARE OWNERSHIP OF MANAGEMENT
The following table lists, as of December 30, 1994, the beneficial ownership of Common Stock for all directors, each of the Named Executives and all directors and executive officers as a group. Except as otherwise indicated, no director or executive officer owns as much as 1% of the total outstanding shares of Common Stock.

Name                 Shares(1)   Name                      Shares(1)

Susan S. Boren        2,250      Gregory R. Palen           3,877(3)

Richard N. Cardozo    4,112      Robert E. Pajor          291,496(2)(4)

Rolf Engh            13,268(2)   Lawrence Perlman           1,675

William W. George    15,432      Paul C. Reyelts          161,479(2)(5)

Thomas R. McBurney    4,860      Richard M. Rompala        29,090(2)

Kendrick B. Melrose   5,487      Michael P. Sullivan        4,708(6)

All directors and executive
 officers as a group                                    3,355,864(2)(7)

(1) Except as otherwise indicated, each person possesses sole voting and investment power with respect to shares shown as beneficially owned.

(2) Includes shares indirectly owned as of October 31, 1994 through the Valspar Stock Ownership Trust and the Valspar Profit Sharing Plan, respectively and over which each participant has sole voting power, as follows: Mr. Pajor - 77,404, 5,133; Mr. Rompala - 0, 0; Mr. Engh - 161, 1,807; Mr. Reyelts - 15,292, 2,056; and executive officers as a group, 208,902, 17,259. Also includes the following numbers of shares which may be acquired within 60 days by exercise of outstanding options under the Corporation's stock option plans, as follows: Mr. Pajor, 27,585 shares; Mr. Rompala, -0- shares; Mr. Engh, 6,300 shares; Mr. Reyelts, 7,268 shares; and executive officers as a group, 71,091 shares.

(3) Includes 60 shares owned by Mr. Palen's wife.

(4) Includes 40,000 shares owned by Mr. Pajor's wife. Mr. Pajor beneficially owns 1.4% of the outstanding Common Stock.

(5) Includes 800 shares owned by Mr. Reyelts' wife.

(6) Does not include 729 shares owned by household members for which Mr. Sullivan disclaims any beneficial ownership.


(7) Represents 15.6% of the outstanding Common Stock. Includes shares owned by C. Angus Wurtele as indicated under "Share Ownership of Certain Beneficial Owners" above.

                            ADDITIONAL INFORMATION

OTHER BUSINESS
Management is not aware of any matters to be presented for action at the meeting, except matters discussed in the Proxy Statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

1996 STOCKHOLDER PROPOSALS
Proposals of stockholders intended to be presented at the Annual Meeting in 1996 must be submitted to the Corporation in appropriate written form on or before September 29, 1995.

By Order of the Board of Directors,

ROLF ENGH,
Secretary

Minneapolis, Minnesota
January 20, 1995

       PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

                                                                         PROXY

                           THE VALSPAR CORPORATION
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints THOMAS R. MCBURNEY, ROBERT E. PAJOR, RICHARD M. ROMPALA and C. ANGUS WURTELE, and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Stockholders of The Valspar Corporation to be held on Wednesday, February 22, 1995 at 11:00 A.M., at the offices of the Corporation at 1101 Third Street South, Minneapolis, Minnesota, and at any adjournments thereof, on any matter properly coming before the meeting, and specifically the following:

                        (continued on the other side)
             PLEASE MARK YOUR VOTES [ ](filled in square box) OR [x]

(1) To elect four directors (Class III) for a term of three years:
WILLIAM W. GEORGE, KENDRICK B. MELROSE, GREGORY R. PALEN, LAWRENCE PERLMAN

FOR all Nominees listed
(except as marked to
the contrary)
[ ]
WITHHOLD authority
to vote for all
nominees listed
[ ]

     (Instructions: To withhold authority to vote for any nominee, write that nominee's name in the space provided below.)

(2) Ratification of the appointment of
Ernst & Young LLP as the independent
public accountants of the Corporation.

                               For  Against Abstain
                               [ ]   [ ]    [ ]

(3) The undersigned authorizes the Proxies to vote in their discretion upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR items 1 and 2.

Signature of Stockholder(s)

Date:

Note: Please sign your name exactly as it is shown at the left. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. EACH joint owner is requested to sign.

        Please sign, date and return this proxy promptly in the enclosed postage paid envelope.